                                                                  EXHIBIT 3.7(a)

                                SECOND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                            CB RICHARD ELLIS, INC.

   CB Richard Ellis, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

   FIRST: The original name under which the Corporation was incorporated in the State of Delaware is Coldwell Banker Management Corporation.

   SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on December 15, 1971, and the Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on July 10, 1990.

   THIRD: The Second Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

   FOURTH: The Second Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

   IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the Chief Executive Officer and the Secretary this 2/nd/ day of December, 1996.

                                          CB RICHARD ELLIS, INC.


                                          By:  /s/ JAMES J. DIDION
                                             ___________________________________
                                             Chief Executive Officer
                                             James J. Didion

ATTEST:


By:  /s/ KAREN A. TALLMAN
   ____________________________
   Secretary
   Karen A. Tallman

                                                                       EXHIBIT A

                                SECOND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                            CB RICHARD ELLIS, INC.

   FIRST: The name of the corporation is:

                            CB Richard Ellis, Inc.

   SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

   THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law as the same exists or may hereafter be amended.

   FOURTH: The total number of shares of capital stock which the corporation shall have authority to issue is One Thousand (1,000) shares of common stock, $0.01 par value per share.

   FIFTH: A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

   SIXTH:

   A. The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (an "Indemnitee"), against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. The corporation shall not be required to indemnify and hold harmless a person in connection with a Proceeding (or part thereof) initiated by such person unless the Proceeding (or the part thereof initiated by such person) was authorized by the Board of Directors.

   B. The right to indemnification conferred by this Article SIXTH shall be presumed to have been relied upon by the Indemnitee and shall be enforceable as a contract right. The corporation may enter into contracts to provide individual Indemnitees with specific rights of indemnification to the fullest extent permitted by applicable law and may create trust funds, grant security interests, obtain letters of credit or use other means to ensure the payment of such amounts as may be necessary to effect the rights provided in this Article SIXTH or in any such contract.

   C. Except for any Proceeding described in the last sentence of Section A of Article SIXTH, upon making a request for indemnification, the Indemnitee shall be presumed to be entitled to indemnification under this

Article SIXTH and the corporation shall have the burden of proof to overcome that presumption in reaching any contrary determination. Such indemnification shall include the right to receive payment in advance of any reasonable expenses incurred by the Indemnitee in connection with any Proceeding (other than a Proceeding described in the last sentence of Section A of Article Sixth) consistent with the provisions of applicable law.

   D. Any repeal or modification of the foregoing provisions of this Article SIXTH shall not adversely affect any right or protection of any Indemnitee exist at the time of such repeal or modification.

   SEVENTH: The Board of Directors is authorized to adopt, amend or repeal the by-laws of the corporation, without any action on the part of the stockholders, solely by the affirmative vote of at least a majority of the directors of the corporation then in office.